Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated March 26, 2004, which includes an explanatory paragraph for a going concern matter, accompanying the consolidated financial statements and schedule appearing in the Annual Report of Digital Lightwave, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, Florida
June 30, 2004